Exhibit 99.1

Press Release

Exar Corporation Updates Fiscal 2014 Fourth Quarter Outlook

Fremont, CA, April 2, 2014 – Exar Corporation (NYSE: EXAR), a leading supplier of high-performance analog mixed-signal components, and video and data management solutions, today updated its outlook for fiscal fourth quarter revenue. The Company now expects revenue to be approximately $28 million.

Exar President and CEO Louis DiNardo noted, “Delays in high reliability programs and software license revenue, as well as continued weakness in the networking market, contributed to a softer than expected month of March. Conversely, our core business in the industrial market performed well.”

Mr. DiNardo continued, “Our expectations of a return to growth in the second half of the year remain intact as the pace of our new product introductions and design wins is accelerating.”

The Company has scheduled its fiscal year 2014 fourth quarter and year ended March 30, 2014 financial results conference call for Monday, May 5, 2014.

About Exar

Exar Corporation designs, develops and markets high-performance, analog mixed-signal integrated circuits and advanced sub-system solutions for the Networking & Storage, Industrial & Embedded Systems, and Communications Infrastructure markets. Exar's product portfolio includes power management and connectivity components, high performance analog mixed-signal products, and video and data management solutions. Exar has locations worldwide providing real-time customer support. For more information about Exar, visit http://www.exar.com.

For Press Inquiries Contact: press@exar.com

For Investor Relations Contact: investorrelations@exar.com, or

Laura J. Guerrant-Oiye, Guerrant Associates

Phone: (510) 668 7201

The expected financial results provided above are based on the Company’s current estimate of results from operations for the fourth quarter of fiscal 2014 and remain subject to change based on the Company’s ongoing review of fiscal fourth quarter results, the subsequent occurrence or identification of events prior to closing of the review and any further adjustments made in connection with closing and review procedures.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based on management's current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. In particular, the statements regarding expectations for fiscal fourth quarter revenue, the demand for our products and the anticipated pace of new product introductions and design wins are forward-looking statements. The forward-looking statements are dependent on certain risks and uncertainties. Therefore, actual outcomes and results may differ materially from what is expressed herein. The Company urges investors to review in detail the risks and uncertainties and other factors described in its Securities and Exchange Commission, or SEC, filings, including, but not limited to, under the captions “Risk Factors”, “Forward-Looking Statements” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our public reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended March 31, 2013 and the Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2013, September 29, 2013, and December 29, 2013 which are on file with the SEC and are available on our Investor webpage and on the SEC website at www.sec.gov. The Company assumes no obligation to update any forward-looking statements or information, which speak as of their respective dates.

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